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EXHIBIT 11.1
AIRPORT SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARY
NET INCOME PER SHARE COMPUTATION

                                                                          Three Months Ended         Six Months Ended
                                                                              October 31,               October 31,
                                                                          --------  --------        --------  --------
                                                                            1996      1995            1996      1995
                                                                          --------  --------        --------  --------
                                                                             (In thousands, except per share data)
      PRIMARY
--------------------------------------------
Net income (loss) applicable to common stockholders                       $     62  $   (368)       $    197  $   (367)
                                                                          ========  ========        ========  ========
Weighted average number of common
  shares outstanding during the periods                                      2,231     2,190           2,231     2,190

Add - dilutive common equivalent shares
  (determined using the "treasury stock method")
  representing shares issuable upon the exercise
  of stock options                                                             168       201             169       203
                                                                          --------  --------        --------  --------
Weighted average number of shares used
   in calculation of primary net income (loss) per share                     2,399     2,391           2,400     2,393
                                                                          ========  ========        ========  ========
Net income (loss) per common share - primary                              $   0.03  $  (0.15)       $   0.08  $  (0.15)
                                                                          ========  ========        ========  ========
      FULLY DILUTED
--------------------------------------------
Net income (loss) applicable to common stockholders                       $     62  $   (368)       $    197 $    (367)
                                                                          ========  ========        ========  ========

Weighted average number of shares used in calculating
  primary net income per common share computation                            2,399     2,391           2,400     2,393

Add (deduct) incremental shares representing:
  Shares issuable upon exercise of stock options
    included in primary calculation above                                     (168)     (201)           (169)     (203)

  Shares issuable upon exercise of stock options
    based on period-end market price                                           171       201             171       203
                                                                          --------  --------        --------  --------
    Weighted average number of shares used in
      calculation of fully diluted net income (loss) per share               2,402     2,391           2,402     2,393
                                                                          ========  ========        ========  ========
Net income (loss) per common share - fully diluted                        $   0.03  $  (0.15)       $   0.08  $  (0.15)
                                                                          ========  ========        ========  ========


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